Filed Pursuant to Rule 433

Registration No. 333-178708

June 17, 2014

Cameron International Corporation
Final Term Sheet

$500,000,000

$250,000,000 1.40% Senior Notes due 2017
$250,000,000 3.70% Senior Notes due 2024

$250,000,000 1.40% Senior Notes due 2017

Issuer	Cameron International Corporation

Security	1.40% Senior Notes due 2017 (“2017 Notes”)

Ratings (Moody’s/S&P)	Baa1/BBB+ (Stable/Stable)

Amount	$250,000,000

Type	SEC Registered

Settlement Date (T+3)	June 20, 2014

Maturity Date	June 15, 2017

Coupon	1.40%

Coupon Payment Dates	Semi-annual payments on June 15 and December 15 of each year, beginning December 15, 2014

Optional Redemption	Make-whole call at T+ 5 bps

Benchmark	UST 0.875% due June 15, 2017

Benchmark Yield	0.987%

Reoffer Spread	+ 43 bps

Reoffer Yield	1.417%

Price to Public	99.951%

Joint Bookrunners	Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Citigroup Global Markets Inc. Mitsubishi UFJ Securities (USA), Inc. RBS Securities Inc.

Co-managers	Barclays Capital Inc. Standard Chartered Bank DNB Markets, Inc. Morgan Stanley & Co. LLC BBVA Securities Inc. UniCredit Capital Markets LLC Wells Fargo Securities, LLC

CUSIP/ISIN	13342B AN5 / US13342BAN55

$250,000,000 3.70% Senior Notes due 2024

Issuer	Cameron International Corporation

Security	3.70% Senior Notes due 2024 (“2024 Notes”)

Ratings (Moody’s/S&P)	Baa1/BBB+ (Stable/Stable)

Amount	$250,000,000

Type	SEC Registered

Settlement Date (T+3)	June 20, 2014

Maturity Date	June 15, 2024

Coupon	3.70%

Coupon Payment Dates	Semi-annual payments on June 15 and December 15 of each year, beginning December 15, 2014

Optional Redemption

Make-whole call at T + 15 bps

However, if the 2024 Notes are redeemed on or after March 15, 2024 (three months prior to their maturity date), the redemption price would equal to 100% of the principal amount of the 2024 Notes redeemed.

Benchmark	UST 2.500% due May 15, 2024

Benchmark Yield	2.648%

Reoffer Spread	+ 108 bps

Reoffer Yield	3.728%

Price to Public	99.769%

Joint Bookrunners	Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Citigroup Global Markets Inc. Mitsubishi UFJ Securities (USA), Inc. RBS Securities Inc.

Co-managers	Barclays Capital Inc. Standard Chartered Bank DNB Markets, Inc. Morgan Stanley & Co. LLC BBVA Securities Inc. UniCredit Capital Markets LLC Wells Fargo Securities, LLC

CUSIP/ISIN	13342B AP0 / US13342BAP04

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or J.P. Morgan Securities LLC collect at 1-212-834-4533.